DEFERRED COMPENSATION PLAN
                 FOR DIRECTORS OF PARKER-HANNIFIN CORPORATION


     Parker-Hannifin Corporation has established the Deferred Compensation Plan for Directors of Parker-Hannifin Corporation to provide Directors with the opportunity to defer payment of their directors' fees in accordance with the provisions of this Plan.


                                   ARTICLE I
                                  DEFINITIONS

     For the purposes hereof, the following words and phrases shall have the meaning indicated.

     1. The "Plan" shall mean the deferred compensation plan as set forth herein, together with all amendments hereto, which Plan shall be called the Deferred Compensation Plan for Directors of Parker-Hannifin Corporation.

     2. The "Corporation" shall mean Parker-Hannifin Corporation, an Ohio corporation, its corporate successors, and the surviving corporation resulting from any merger of Parker-Hannifin Corporation with any other corporation or corporations.

     3. "Director" shall mean any member of the board of Directors of the Corporation who is not an officer or common-law employee of the Corporation.

     4. "Fees" shall mean the retainer and cash meeting fees earned by the Director for his services as such.

     5.    "Year" shall mean a calendar year.

     6. A "Participant" shall mean any Director who has at any time elected to defer the receipt of Fees in accordance with the Plan.

     7. "Account" shall mean the bookkeeping account on which the amount of the Fees which are deferred by a Participant shall be recorded and on which interest shall be credited in accordance with the Plan.

     8. "Beneficiary" shall mean the person designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant's Account.


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     9.    "Change in Control" shall mean any of the following events shall have occurred:

                (i) Any person (as that term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) has become the beneficial owner (as that term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing twenty-five percent (25%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of the directors of the Company ("Voting Stock"), which ownership of securities has not been specifically approved by the Company's Board of Directors with specific reference to this Plan;

                (ii) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to the applicable disclosure requirements of Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then existing contract or transaction; provided, however that if the report or proxy statement reports a prospective change in control, any consequences of a Change in Control as set forth elsewhere in this Plan will not occur until the reported change in control has actually occurred;

                (iii) If, during any period of twenty-four (24) consecutive months, beginning before or after the effective date of this Plan, individuals who at the beginning of any such period constitute the directors of the Company cease for any reasons (other than death, disability, or retirement pursuant to the Company's policy relating to retirement of directors, if any, in effect on the date of this
           Plan) to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause
           (iii) if a person is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Board of Directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period, then such person will be deemed to have been a director of the Company at the beginning of such period.

     Notwithstanding the foregoing provisions of Sections 1.4(i) or 1.4(ii), unless otherwise determined in a specific case by a majority vote of the Board of Directors, a Change in Control shall not be deemed to have occurred for purposes of Sections 1.4(i) or 1.4(ii) solely because (1) the Company, (2) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting equity securities (a "Subsidiary"), or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary (an "Employee Plan") either files or

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becomes obligated to file a report or proxy statment under or in response to the applicable disclosure requirements of Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because the Company, a Subsidiary or an Employee Plan reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.


                                  ARTICLE II
                               ELECTION TO DEFER

     1. Eligibility. Any Director may elect to defer receipt of all or a specified part of his or her Fees for any Year in accordance with Section 2 of this Article. A Director's entitlement to defer shall cease with respect to the Year following the Year in which he or she ceases to be a Director.

     2. Election to Defer. A Director who desires to defer the payment of all or a portion of his or her Fees earned in any Year must complete and deliver an Election Agreement substantially in the form attached hereto as Exhibit A to the Secretary of the Corporation prior to January 1 of such Year; provided, however, that any Director newly elected to the Board of Directors of the Corporation may make an election to defer payment of Fees earned from the date of such election through December 31 of that Year if the new Director delivers an executed Election Agreement to the Secretary of the Corporation within 30 days of his election to the Board of Directors. A Director who timely delivers the Election Agreement to the Secretary of the Corporation shall be a Participant. A Director shall be required to execute an Election Agreement with respect to each Year for which he or she defers Fees, which Election Agreement shall be delivered to the Secretary of the Corporation prior to January 1 of such Year.

     3. Amount Deferred; Period of Deferral. A Participant shall designate on the Election Agreement the percentage of his or her Fees that are to be deferred. That percentage of Fees shall be deferred until the date specified by the Participant in his Election Agreement, at which time payment of the amount deferred shall be made in accordance with Section 5 or 6 of this Article; provided, however, that except as set forth in Section 8 of this Article, no payment shall be made while a Participant is still serving as a Director. Notwithstanding the foregoing, the Corporation reserves the right to commence payment of the amount deferred in the calendar quarter following the date the Participant ceases to be a Director, whether by death, retirement or otherwise.

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     4.    Account; Interest.

                (a) The percentage of Fees which a Participant elects to defer shall be credited to a bookkeeping Account under the Plan as of the date the Fees otherwise would have been paid to the Participant. A Participant's Account shall be credited with gains or losses each calendar quarter based on the applicable Crediting Rate as described below.

                (b) The Crediting Rate shall mean any notional gains or losses equal to those that would have been generated if part or all of the Account balance had been invested in one or more of the investment portfolios sponsored by The Prudential Series Fund, Inc. and designated as available by the Corporation, and/or as if part or all of the Account balance were credited with interest at the prime rate, as elected by the Participant, less any separate account fees and less any applicable administrative charges determined annually by the Administrator.

                (c) The allocation of the Account shall be determined by the Participant among one or more of the available options pursuant to rules determined by the Corporation. The gains or losses shall be credited based upon the daily unit values from the Prudential portfolio(s) selected by the Participant and/or the average prime rate as in effect for the preceding month, as applicable. Gains and losses will be compounded daily and will be credited to Participants' Accounts as of the first day of the calendar quarter following the quarter to which they relate. Notwithstanding the method of calculating the Crediting Rate, the Company shall be under no obligation to purchase any investments designated by a Participant.


     5. Payment of Account. The amount of a Participant's Account shall be paid to the Participant in a lump sum or in a number of approximately equal quarterly installments (not to exceed 20), as designated by the Participant on the Election Agreement. The amount of the Account remaining unpaid shall continue to bear interest, as provided in Section 4 of this Article. The lump sum payment or the first quarterly installment, as the case may be, shall be made on the first day of the calendar quarter following the end of the period of deferral as specified in Section 3 of this Article. The election as to the time for and method of payment of the amount of the Account relating to Fees deferred for a particular Year shall be made on the Election Agreement(s) and may not thereafter be altered.

     6. Death of Participant. In the event of the death of a Participant, the amount of the Participant's Account shall be paid to the Beneficiary or Beneficiaries designated in a writing substantially in the form attached hereto as Exhibit B, in accordance with the Participant's Election Agreement and Section 5 of this Article. A Participant's Beneficiary

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designation may be changed at any time prior to his death by execution and delivery of a new Beneficiary designation form. The form on file with the Corporation at the time of the Participant's death which bears the latest date shall govern. In the absence of a Beneficiary designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant's Account shall be paid to the Participant's estate in a lump sum within ninety days after the appointment of an executor or administrator. In the event of the death of a Beneficiary or all of the Beneficiaries after the death of a Participant, but before all amount of the Participant's Account have been paid to such Beneficiary or Beneficiaries according to the Participant's designation, the remaining applicable amount of the Account shall be paid in a lump sum to the estate of the deceased Beneficiary or estates of the deceased Beneficiaries ninety days after the appointment of an executor or administrator.

     7. Small Payments. Notwithstanding the foregoing, if the quarterly installment payments elected by a Participant would result in a quarterly payment of less than $1,000, the entire amount of the Account shall be paid in a lump sum in accordance with Section 5 of this Article.

     8. Acceleration. Notwithstanding the foregoing, (i) the entire amount of a Participant's Account will be paid in a lump sum to the Participant or his Beneficiary in the event of a Change in Control; and (ii) the Board of Directors of the Corporation may, in its sole discretion, accelerate payment of the amount of the Account of a Participant in the event of financial hardship of the Participant due to causes not within the control of the Participant.

     9. Noncompetition. During the time any Participant is a Director of Parker-Hannifin, he shall not, directly or indirectly, as officer, director, shareholder (other than an interest of less than 1% of the stock of any publicly held company), partner, employee or in any other capacity, engage in competition with the Corporation in the manufacture, sale or distribution of products or parts thereof. In the event of a breach of this provision, a Participant shall forfeit all right and interest in the moneys in his Account, and shall not be entitled to any distribution of any deferred Fees.


                                  ARTICLE III
                                 ADMINISTRATION

     The Corporation shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Corporation shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount in the Account and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Corporation shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Corporation hereunder shall be final and

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binding upon all interested parties.  The Corporation shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity upon a Participant's request for a full and fair review by the Corporation of any such denial.


                           ARTICLE IV
                    AMENDMENT AND TERMINATION


     The Corporation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors; provided, however, that no such action shall adversely affect any Participant who has an Account or any Beneficiary.


                            ARTICLE V
                    PRIOR PLANS OR AGREEMENTS


     The Plan supersedes all prior deferred compensation plans for Directors and all prior deferred compensation arrangements with any individual Director, except as to the obligation to make payment of the amount of the accounts of participants in the prior plans or under the prior arrangements in accordance with their respective terms. Fees earned after termination of the prior plan or arrangement will not be eligible for deferral under such plan or arrangement and deferral elections under the prior plan or arrangement will be of no force or effect with respect to Fees earned after termination.


                            ARTICLE VI
                          MISCELLANEOUS

     1. Nonalienation of Deferred Compensation. No Participant or Beneficiary shall encumber or dispose of the right to receive any payments hereunder.

     2. Interest of Directors. The obligation of the Corporation under the Plan to make payment of amounts reflected on an Account merely constitutes the unsecured promise of the Corporation to make payments from its general assets as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Corporation.

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     3.    Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Corporation, or the officers, employees, or directors of the Corporation, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

     4. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

     5. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.


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